Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE May 4, 2015	For more information contact: Andy Cebulla, Director of Investor Relations and Treasurer (952) 937-4000

MTS REPORTS FISCAL 2015 SECOND QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, Minn., May 4, 2015 – MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported fiscal 2015 second quarter financial results.

➢	Revenue up 5 percent to $144 million, and up 12 percent on a constant currency basis
➢	EPS increased to $0.77, up 54 percent
➢	Strong orders of $159 million, down 3 percent, but up 5 percent on a constant currency basis; near record backlog of $324 million
➢	Continuing market strength reflected in record Test order pipeline of $924 million
➢	Full-year guidance ranges adjusted downward as a result of rapid strengthening of the U.S. dollar and higher than estimated mix of custom and engineered-to-order Test products

“We are pleased with our overall second quarter results. Orders, revenue and earnings were strong and in line with our expectations,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “However, the dramatic strengthening of the U.S. dollar in the first half of our fiscal year has had a marked negative impact on our operating results. From a top-line perspective, our strong organic volume growth, driven by our newest technology offerings, would have generated 12 percent revenue growth on a constant currency basis, but was muted by the rapid devaluation of the euro and yen in the quarter. Similarly, our strong position in core automotive and structures markets was rewarded with orders that would have set a new company record on a constant currency basis, but instead was deflated to $159 million due to currency. While still a strong showing that reflects continuing strength in our core markets, this currency impact put a damper on our ability to celebrate these accomplishments.”

Commenting further on market dynamics, Dr. Graves added, “The strong orders performance in the quarter was in part attributable to several large orders in the civil seismic and ground vehicles markets. These large orders demonstrate the strength of our newest technology and service offerings which are the hallmark of our MTS brand. From a geographic standpoint, Asia was particularly strong across our core markets, with China leading the way at an excellent 15% growth rate.

“Even with the currency impact, the Test business posted a solid quarter in terms of orders and revenue growth. We are still seeing high levels of quoting and order activity as is evidenced by the expansion of our Test backlog to a record level $311 million, and a continuing increase in our Test order pipeline, which ended the quarter at a record $924 million. As previously discussed, we continue to experience a high level of slower turning custom projects in our backlog, but we are very pleased with the progress that we have made to improve operational efficiencies to convert our strong backlog more effectively into revenue and earnings flow through our factories,” Dr. Graves continued.

MTS News Release

“Our Sensors business experienced a weaker than expected quarter primarily due to the negative impact from currency, and the timing of certain blanket orders that are expected in the third quarter. As a result, Sensor orders were down 18 percent versus a 7 percent decrease on a constant currency basis in the quarter. The market fundamentals remain strong for our sensor products, with shipping volumes in many cases reaching record levels in the quarter.” Dr. Graves stated.

Second Quarter Results

Revenue was $144.0 million, an increase of 5 percent compared to the prior year, and was up 12 percent on a constant currency basis. The increase was driven by 7 percent growth in Test as a result of strong custom and engineer-to-order revenue converted from the high opening backlog, as well as improved factory throughput driven by productivity improvements. This was partially offset by a 5 percent decline in Sensors, which was driven by the negative effects of currency translation. Excluding currency, Test revenue increased 13 percent while Sensors revenue was up 8 percent compared to the prior year.

Gross profit of $56.5 million was up 2 percent compared to the prior year, and the gross margin rate decreased by 1.1 percentage points to 39.3 percent. The decrease was primarily driven by an unfavorable mix of higher custom projects that typically have lower margins.

Operating expenses decreased $4.4 million and were 27 percent of revenue, which is within our normal expected range of 27 to 29 percent. The decrease in operating expenses was primarily a result of $1.1 million lower R&D expense, $1.0 million reduction in professional services, and $2.3 million from favorable currency translation.

Income from operations totaled $17.8 million, up 45 percent compared to the prior year. Earnings were $0.77 per share compared to $0.50 per share in the prior year driven by higher gross profit and the decrease in operating expenses mentioned above.

Orders were $158.7 million, down 3 percent but up 5 percent on a constant currency basis compared to strong second quarter orders in the prior year. Test orders increased 1 percent, and were up 7 percent on a constant currency basis. The increase was driven by four large Test orders (>$5 million) in Asia in the second quarter totaling $46.5 million, compared to two large Test orders totaling $19.0 million in the same period last year. Sensors orders decreased 18 percent primarily resulting from an 11 percent negative impact from currency translation and the timing of the receipt of large blanket orders in Americas and Europe. Backlog at the end of the quarter was $324 million, up 7 percent compared to the prior year.

Use of Cash

Cash and cash equivalents at the end of the second quarter totaled $61.3 million, compared to $55.3 million at the end of the first quarter of fiscal 2015. During the second quarter, operating activities generated cash of $22.7 million and the Company used $13.5 million to purchase approximately 186,700 shares of its common stock, $4.7 million to invest in capital expenditures, and $4.5 million to pay dividends to shareholders. Borrowings against the line of credit increased $5.9 million during the quarter.

Outlook

“In Test, our large order flow and pipeline expansion continues to confirm the macro trends driving investments by our customers in new product development capabilities, with particular near-term strength continuing in Asia. In Sensors, we expect demand to improve as more OEMs develop smarter machines and vehicles using MTS sensor technology,” said Dr. Graves. “We believe our second quarter performance, the operational improvements we are making in the Test business, and the strategic initiatives we are pursuing in both businesses position us very well for the future.

MTS News Release

“While our end-markets remain strong, given the significant headwinds from the stronger U.S. dollar, particularly against the euro and the yen, and the continued higher mix of custom orders which, while decreasing on a sequential quarter basis, remains higher than expected this year, we are adjusting our fiscal year 2015 guidance for revenue down to a range of $565 million to $580 million and earnings per share to a range of $3.00 to $3.20. The negative impact from the stronger dollar directly accounts for approximately 70 percent of the reduction in revenue and 40 percent of the reduction in earnings per share. The remaining decrease is driven by the continued higher mix of custom orders and pricing pressures from the stronger dollar, offset in part by our productivity and efficiency initiatives combined with a strong cost focus across the business. We believe this range will more accurately reflect our operational performance given the expected impact of today’s currency values and our business mix. In the interim, we will continue to enhance our product capabilities, improve our business processes and drive productivity improvements in Test as well as new product development in Sensors to drive the business forward for the remainder of this year and into fiscal 2016,” Dr. Graves concluded.

Second Quarter Conference Call

A conference call will be held on May 5, 2015, at 10 a.m. ET (9 a.m. CT). Call +1-719-325-2177 (Toll Free: +1-888-359-3624) and reference the conference pass code “6057107”. Telephone replay will be available until 1 p.m. ET, May 12, 2015. Call +1-719-457-0820 (Toll Free: +1-888-203-1112) and reference the conference pass code “6057107”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/investor/index.htm. It will be available on May 7, 2015.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,180 employees as of September 27, 2014 and revenue of $564 million for the fiscal year ended September 27, 2014. Additional information on MTS can be found at www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014

Revenue	$143,955	$137,343	$286,539	$275,753
Cost of sales	87,413	81,809	173,166	165,680
Gross profit	56,542	55,534	113,373	110,073
Gross margin	39.3%	40.4%	39.6%	39.9%

Operating expenses:
Selling, general and administrative	33,098	36,389	68,554	71,078
Research and development	5,689	6,791	11,253	12,494
Total operating expenses	38,787	43,180	79,807	83,572

Income from operations	17,755	12,354	33,566	26,501
Operating margin	12.3%	9.0%	11.7%	9.6%

Interest expense, net	(273)	(205)	(440)	(365)
Other expense, net	(607)	(211)	(1,366)	(503)

Income before income taxes	16,875	11,938	31,760	25,633
Provision for income taxes	5,169	4,159	6,268	8,709
Net income	$11,706	$7,779	$25,492	$16,924

Earnings per share:
Basic-
Earnings per share	$0.78	$0.51	$1.69	$1.11
Weighted average number of common shares outstanding - basic	14,986	15,245	15,047	15,299

Diluted-
Earnings per share	$0.77	$0.50	$1.68	$1.09
Weighted average number of common shares outstanding - diluted	15,155	15,434	15,212	15,487

MTS News Release

MTS SYSTEMS CORPORATION

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	March 28,	September 27,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$61,259	$60,397
Accounts receivable, net	111,474	104,399
Unbilled accounts receivable	68,423	75,762
Inventories	88,798	83,557
Other current assets	29,741	26,867
Total current assets	359,695	350,982

Property and equipment, net	79,924	81,575

Goodwill	27,458	26,123
Intangibles, net	20,229	21,178
Other assets	6,033	7,550
Total Assets	$493,339	$487,408

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$70,871	$60,000
Accounts payable	36,448	27,189
Advance payments from customers	54,159	52,335
Other accrued liabilities	60,190	63,457
Total current liabilities	221,668	202,981

Other long-term liabilities	24,204	26,300
Total Liabilities	245,872	229,281

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized:
14,916 and 15,180 shares issued and outstanding as
of March 28, 2015 and September 27, 2014, respectively	3,729	3,795
Additional paid-in capital	—	6,112
Retained earnings	246,420	242,396
Accumulated other comprehensive income	(2,682)	5,824
Total shareholders' investment	247,467	258,127
Total Liabilities and Shareholders' Investment	$493,339	$487,408

MTS News Release

Segment Financial Information

(unaudited - in thousands)

	Three Fiscal Months Ended
	March 28,	March 29,
Test Segment	2015	2014	% Variance

Orders	$135,037	$134,338	1%

Revenue	$118,737	$110,885	7%
Cost of sales	75,873	69,597	9%
Gross profit	42,864	41,288	4%
Gross margin	36.1%	37.2%

Operating expenses	29,723	33,547	-11%

Income from operations	$13,141	$7,741	70%

Sensors Segment

Orders	$23,636	$28,818	-18%

Revenue	$25,218	$26,458	-5%
Cost of sales	11,540	12,212	-6%
Gross profit	13,678	14,246	-4%
Gross margin	54.2%	53.8%

Operating expenses	9,064	9,633	-6%

Income from operations	$4,614	$4,613	0%

Total Company

Orders	$158,673	$163,156	-3%

Revenue	$143,955	$137,343	5%
Cost of sales	87,413	81,809	7%
Gross profit	56,542	55,534	2%
Gross margin	39.3%	40.4%

Operating expenses	38,787	43,180	-10%

Income from operations	$17,755	$12,354	44%